Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated July 30, 2021, except for the effects on the financial statements of the restatement described in Note 11, as to which the date is March 25, 2022, relating to the consolidated financial statements of Omnia Wellness Inc. as of March 31, 2021 and 2020 and for each of the years then ended, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

April 15, 2022